Exhibit 99.1

Onvia Appoints Eric Gillespie as new Chief Information Officer

SEATTLE—June 4th, 2007—Onvia (Nasdaq: ONVI) today announced Eric Gillespie has been appointed Chief Information Officer for the company, which provides comprehensive, industry-specific government sales intelligence for companies seeking to do business with the public sector. Gillespie brings almost 16 years of experience in technology consulting, information services and strategic development to his leadership role at Onvia.

“I am very pleased to announce that Eric will be joining the team at Onvia,” said Mike Pickett, CEO. “Eric is an accomplished organizational leader and problem solver and he is more than capable of leading Onvia in developing and implementing our strategic technology plans.”

Gillespie joins the Onvia team from The Patent Board, where he served as Executive Vice President and Chief Operating Officer. Gillespie founded The Patent Board in 2004 and was instrumental in growing the Illinois-based company to 45 employees in its first year. The Patent Board takes publicly available data from government sources and leverages a proprietary technology platform to identify business and investment opportunities. Prior to The Patent Board, he served as Vice President and Managing director at The SBI Group (formerly Scient). His experience also includes senior leadership positions at Sears Roebuck and Company, Computer Sciences Corporation, and IBM. Gillespie’s views on creating value through technology have been featured in such business publications as Fortune, The Economist, the Wall Street Journal, the International Herald Tribune, Intellectual Asset Management Magazine, and the Chicago Tribune, among others.

“I’m excited and proud to join the team at Onvia,” said Gillespie. “It’s an honor to be chosen as the leader of a group that has accomplished so much in the last few years. Onvia’s services provide an incredible value to businesses who want to sell to the government, and I look forward to helping Onvia continue to create and expand the value it delivers to clients.”

In his role as CIO, Gillespie’s work at Onvia will focus on providing initiative and leadership in the development and implementation of Onvia’s Information Technology direction, achieving more effective and cost beneficial enterprise-wide IT operations. He will lead the IT and Engineering teams in developing, deploying and supporting new products. In addition, he will provide support for Onvia’s existing array of products, including the award-winning Onvia Business Builder, which grants online access to Onvia’s multi-dimensional database of government contract information and government sales opportunities; and Onvia DemandStar, a program that allows procurement specialists at government agencies to keep vendors up-to-date with RFP and bid requests.

About Onvia

Onvia (NSDQ: ONVI) helps businesses achieve a competitive advantage by delivering timely and actionable government procurement opportunities and information. More than 9,200 subscribers across the United States rely on Onvia as a comprehensive resource for industry-specific information needed to make intelligent sales decisions. Onvia offers unparalleled coverage of 73,000 federal, state, and local purchasing entities and across such markets as architecture and engineering, IT/telecom, business consulting services, operations and maintenance, and transportation. In 2006, Onvia published 860,000 advance notices, bids, quotes, RFPs, and award notifications. Onvia was founded in 1996 and is headquartered in Seattle, Washington.